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[FEDERAL SIGNAL CORPORATION LOGO]   NEWS FROM
                                    FEDERAL SIGNAL
                                    CORPORATION

                  REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523

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CONTACT: Stephanie K. Kushner                      RELEASE DATE:  IMMEDIATE
         (630) 954-2020



                      FEDERAL SIGNAL ANNOUNCES $47 MILLION
                        AIRPORT PARKING SYSTEMS CONTRACT

Oak Brook, IL - August 25, 2004 - Federal Signal Corporation (NYSE: FSS) announced today that the Port Authority of New York and New Jersey awarded Federal APD a $47 million contract to supply new integrated parking and revenue control systems for LaGuardia, Kennedy International and Newark Liberty International airports. The new state-of-the-art systems will replace current parking equipment and associated parking management hardware and software systems.

The contract, which also includes service, has a base performance period of six years with renewal options. The company estimates that approximately $2 million in revenue will be recorded in 2004, $14 million in 2005 and $13 million in 2006 with the remaining value spread over the balance of the contract period.

"We are proud the Port Authority of New York and New Jersey has selected Federal APD to service its parking needs. This contract award further validates our recent investment in new products and application software to address the tier one airport market. For years our Federal APD subsidiary has enjoyed considerable success with small- to medium-sized airports and this new product offering allows us to address the unique and growing parking requirements of the world's largest airports. We estimate these efforts have increased our served market opportunity between $10 to 30 million per year depending upon the timing of the contracts," stated Robert Welding, president and CEO of Federal Signal Corporation.

Federal APD is the largest U.S. manufacturer of parking control products and leads the industry with automated solutions for car parks of all sizes; from surface lots and parking garages, to city-wide ground transportation networks. Federal APD focuses on supplying complete turnkey solutions that work together to deliver a true systems approach to parking. Products include ticket dispensers, barrier gates, count control systems, vehicle recognition systems, card access readers, manual and automated fee computers to collect parking revenues, and central management system software to program, track and report on all the activities in a parking facility. To learn more about Federal APD, visit www.federalapd.com.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

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